EXHIBIT 10.1

WRITTEN CONSENT TO ACTION WITHOUT A MEETTING

BY THE

BOARD OF DIRECTORS OF

WRIT MEDIA GROUP, INC.

WHEREAS, in furtherance of the business strategy of Writ Media Group, Inc., a Delaware corporation (the “Company”), the Board of Directors has deemed it appropriate for the Company, pursuant to the Delaware General Corporation Law § 141 (2017), to take the corporate action described herein without holding a meeting, the waiver and notice of which is unanimously acknowledged and agreed to by the Directors through their execution of this Written Consent to Action Without a Meeting (the “Written Consent”).

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to adopt and approve the resolution as follows:

1. To amend the Articles of Incorporation to designate Twenty Million (20,000,000) shares of Series C Preferred stock as a newly-created “Series C Preferred Stock” (“Amendment”); and

RESOLVED, that the Board of Directors hereby approves to amend the Articles of Incorporation to designate Twenty Million (20,000,000) shares of Series C Preferred stock as a newly-created “Series C Preferred Stock” (attached as Exhibit A), with such approval to be conclusively evidenced by the Board of Directors’ execution of this Written Consent, as well as the preparation and execution of any and all other documents necessary to facilitate the Amendment.

RESOLVED, that the Chairman of the Board, President/Chief Executive Officer, Treasurer, and Secretary of the Company hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Company and with the advice of counsel, to take all such actions necessary to facilitate the Amendment.

Dated to be effective as of June 21, 2018.

/s/: Patrick Arbor	/s/: Eric Mitchell
Patrick Arbor, Director	Eric Mitchell, Director

AMENDMENT TO THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
of
SERIES C CONVERTIBLE PREFERRED STOCK
of
WRIT Media Group, Inc.
(FKA Writer's Group Film Corp.)
(Pursuant to Section 151 of the Delaware General Corporation Law)

WRIT Media Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), hereby certifies that the Board of Directors of the Corporation (the "**Board of Directors**" or the "**Board**"), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby amends the Certificate of Designation for Series C Convertible Preferred Stock filed on February 18, 2010, par value $0.00001 per share (the "**Preferred Stock**"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. **DESIGNATION AND NUMBER OF SHARES.** 20,000,000 shares of Series C Preferred Stock par value $0.00001 per share, are designated (the "Series C Preferred Shares" or "Series C Preferred Stock").

II. **ISSUANCE.** Series C Preferred Stock may be issued for holders of debt, acquisitions, raising equity or for whatever purpose deemed appropriate by a majority vote of the Board of Directors, or others, as determined by a majority vote of the Board of Directors.

III. **LIQUIDATION RIGHTS.** Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series C Preferred Stock, the holders of the Series C Preferred stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series C Preferred Stock in excess of $100,000.00, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preface Value"), plus all declared but unpaid dividends, for each share of Series C Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of the Corporation's Common Stock.

IV. **CONVERSION AND ANTI-DILUTION.**

a. Conversion at the Option of the Holder. Each Share of Series C Preferred Stock will carry coupon of fifteen percent 15% per year so long as the Share of Series C Preferred Stock remain issued and outstanding, calculated as simple and not compounding interest, and will be convertible, at any time by the respective holder, into the number of shares of the Corporation's Common Stock, at a fifteen percent (15%) discount to the average Closing Sales Price of the Corporation's common stock for the five trading days immediately prior to the Conversion Date as listed on www.otcmarkets.com (the "Conversion Price"). In no event shall the Holder be allowed to effect a conversion if the Conversion Price is less than $0.01 per share of Common Stock.

b. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (i) fax, email or otherwise deliver a copy of the fully executed Notice of Conversion to the Corporation (Attention: Eric Mitchell) and (ii) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the "**Preferred Stock Certificates**"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of an email or facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via email or facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a

1

conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation.

All shares of Common Stock delivered upon conversion of the Series C Preferred Stock, as provided herein, shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series C Preferred Stock shall no longer be deemed to be outstanding and all rights of the holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

c. Delivery of Common Stock Upon Conversion. Upon the surrender of Series C Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall promptly, no later than the later of (a) the tenth business day following the Conversion Date and (b) the tenth business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates) (the "**Delivery Period**"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee that number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock being converted and a certificate representing the number of shares of Series C Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("**DTC**") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Subscription Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Subscription Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("**DTC Transfer**"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

d. Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series C Preferred Stock.

e. No Fractional Shares. If any conversion of Series C Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series C Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the ten day average Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

f. Conversion Disputes. In the case of any dispute involving the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error.

g. Payment of Accrued Amounts. Upon conversion of any shares of Series C Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (including,

2

without limitation, all Dividends) through and including the Conversion Date shall be paid by the Corporation in cash or, in the case of any Dividend.

h. Anti-Dilution. Shares of Series C Preferred Stock are anti-dilutive to reverse splits, and therefore in the cause of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ration prior to the reverse split. The conversion rate for shares of Series C Preferred Stock, however would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

V. **PRICE.**

a. The initial price of each share of Series C Preferred Stock shall be $5.00 per share.

b. The price of each share of Series C Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

VI. **LOCK-UP RESTRICTIONS ON CONVERSION.** Shares of Series CC Preferred Stock may not be converted into shares of Common Stock for a period of a) six (6) months after issuance, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 to 15 of the Securities Exchange Act of 1934; or b) 12 months if the Company does not file such public reports.

IN WITNESS WHEREOF, this Amended Certificate of Designation was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware and is executed on behalf of the Corporation on this Date.

WRIT Media Group, Inc.

By: ______________________________
Name: Eric Mitchell
Title: President and CEO

Attest: ______________________________
Secretary

3